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                                                                    EXHIBIT 4(b)


                                   SUNAMERICA

                       1997 EMPLOYEE INCENTIVE STOCK PLAN

         SECTION 1. Purpose. The purpose of the SunAmerica 1997 Employee Incentive Stock Plan (the "Plan") is to promote the success of SunAmerica Inc. (the "Company") by providing a method whereby key employees of the Company and its subsidiaries and certain other individuals may be encouraged to invest in the Common Stock, $1.00 par value, of the Company, increase their proprietary interest in its business, remain in the employ of the Company or its subsidiaries, and increase their personal interests in the continued success and progress of the Company.

         SECTION 2. Definitions. As used in this Plan, the following terms shall have the indicated meanings:

                  Adjusted Pretax Income: The pretax income of the Company or a selected Subsidiary, increased by any interest expense on subordinated debt payable to the Company, and reduced by the product of (a) and (b), where (a) is a specified hurdle rate and (b) is the shareholders' equity of the Company or the selected Subsidiary at the beginning of the Performance Period, increased by the book value of any subordinated debt payable to the Company, also at beginning of the Performance Period.

                  Award: An award of Restricted Shares under Section 7 and a Stock Unit Award granted pursuant to Section 8.

                  Beginning Market Value: The average closing price of a share of the Stock for each of the twenty trading days commencing ten trading days prior to the first trading day of the Performance Period multiplied by the Weighted Average Shares.

                  Board: The board of directors of SunAmerica Inc.

                  Book Value: The product of (a) divided by (b), where (a) is Adjusted Shareholders' Equity, which is defined as the sum of total shareholders' equity as presented in the financial statements of the Company or any selected subsidiary, less the liquidation preference of preferred stock (except those issues of preferred stock that are convertible to common stock and are treated as common stock equivalents in the Company's computation of earnings per share), plus the book value of any issue of debt convertible to common stock that is treated as a common stock equivalent in the Company's computation of earnings per share, and (b) is the number of common and Class B shares outstanding on the specified measurement date, adjusted to include the number
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         of shares that would be issued on such measurement date on an assumed conversion of any issue convertible to common stock.

                  Code: The Internal Revenue Code of 1986, as amended.

                  Committee: The Personnel, Compensation and Stock Plan Committee of the Board.

                  Covered Officer: At any date, (i) any individual who, with respect to the previous fiscal year of the Company, is a "covered employee" of the Company within the meaning of Section 162(m); provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of grant of any Option or Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the taxable year of the Company in which the Company's deduction, if any, in respect of such Option or Award arises, and (ii) any individual who is designated by the Committee, in its discretion, at the time of grant of any Option or Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to such taxable year of the Company.

                  Earnings Per Share: The Company's aggregate earnings per share from continuing operations before the cumulative effect of a change in accounting principles and before extraordinary items.

                  Ending Market Value: The average closing price of a share of the Stock for each of the twenty trading days commencing nine trading days prior to the last trading day of the Performance Period multiplied by the Weighted Average Shares. Ending Market Value shall be adjusted for the payment of cash dividends during the Performance Period, assuming such dividends had been reinvested in Stock on the date paid to Shareholders using the methodology consistent with the determination of the S&P 500 Index Total Return to Shareholders.

                  Lapsing Formula: With reference to Performance Options, Restricted Shares or Stock Unit Awards, a schedule which is a basis for establishing the extent to which an Option may be exercisable, or the number of shares of Stock or Stock Unit Awards which may be released from the restrictions of an Award or paid pursuant to the satisfaction of payment conditions thereunder, unless such vesting is accelerated, such restrictions are earlier released or such payment conditions are earlier satisfied due to the achievement of Performance Objectives or as otherwise provided in the Plan or in the applicable Option or Award Agreement. The Committee, in its discretion, shall determine whether a Performance Option, Restricted Share or Stock Unit Award shall be subject


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         to a Lapsing Formula. A Lapsing Formula may differ from Participant to
         Participant and from Award to Award.

                  Limited Stock Appreciation Right: A right granted pursuant to
         Section 6(c) to receive cash in certain circumstances with respect to a related Option.

                  Net Worth: Total shareholders' equity of the Company or any selected subsidiary as presented in the consolidating financial statements of the Company.

                  Option: A right to buy Stock granted pursuant to Section 6(a) or (b).

                  Option Agreement: The agreement or other instrument evidencing the grant of an Option pursuant to Section 6(a) or (b), which may, but need not, be executed or acknowledged by a Participant.

                  Participant: A key employee of the Company and its subsidiaries or other individual who, in the Committee's judgment, can make substantial contributions to the Company's long-term profitability and value, who in either case has been selected by the Committee to receive an award hereunder.

                  Performance Objectives: Performance Objectives shall be stated as specified levels of (i) Earnings Per Share, (ii) Total Return to Shareholders as measured against the S&P Index Total Return to Shareholders (or other appropriate index selected by the Committee),
         (iii) Return on Equity (or return on investment), (iv) growth in Book Value, (v) growth in Net Worth, (vi) Stock price, (vii) Pretax Earnings (or after tax earnings) of the Company or any Subsidiary, division, department or operation thereof, (viii) Adjusted Pretax Income (or after tax income) of the Company or any Subsidiary, (ix) sales of any of the financial products offered by the Company's Subsidiaries, and
         (x) performance of any of the Company's mutual funds as compared with appropriate benchmarks, or a combination of any of the foregoing as determined by the Committee. In the case of Participants other than Covered Officers, Performance Objectives may include such other criteria as the Committee may determine in its discretion as the appropriate performance measures for the Company or of any Subsidiary or division, department or operation of the Company. With reference to a particular Award of Performance Options, Restricted Shares or Stock Unit Awards, the threshold, target and super Performance Objectives are the criteria established by the Committee which, if achieved, accelerate or cause the vesting of a specified portion of the Performance Options, the release from restrictions of a specific percentage of the Restricted Shares or the payment of a specified percentage of Stock Unit Awards. The Performance Objectives shall be specified in an Option or Award Agreement and may differ from Participant to Participant and from award to award. Performance Objectives may relate to separate performance


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         objectives for the Company or any Subsidiary or for any division, department or operation of the Company or any Subsidiary.

                  Performance Option: An Option, the exercisability of which is conditioned or accelerated upon the satisfaction of Performance Objectives in accordance with Section 6(b).

                  Performance Period: With reference to a particular Performance Option, Option or Award, the period of time within which the Performance Objectives are to be achieved, as determined by the Committee. The Performance Period may differ from Participant to Participant and from award to award.

                  Plan: The SunAmerica 1997 Employee Incentive Stock Plan, as it may be amended from time to time.

                  Pretax Earnings: The pretax earnings of the Company or any selected subsidiary as presented in the consolidating financial statements of the Company.

                  Restricted Shares: An award granted under Section 7.

                  Return on Equity: The sum of each fiscal year's income before the cumulative effect of any change in accounting principles and extraordinary items for a Performance Period, divided by Adjusted Shareholders' Equity at the beginning of each fiscal year in the Performance Period, further adjusted to exclude net unrealized gains and losses on debt and equity securities available for sale.

                  S&P Index Total Return to Shareholders: The Standard & Poor's 500 Index Total Return to Shareholders as determined by Standard & Poor's Compustat (or its successor), measured from the first day of the Performance Period to and including the last day of the Performance Period.

                  Section 162(m): Section 162(m) of the Code and the rules and other authorities thereunder promulgated by the Internal Revenue Service of the Department of the Treasury.

                  Stock: Common Stock, par value $1.00 per share, of SunAmerica Inc.

                  Stock Restriction Agreement: With respect to a particular Award under Section 7 or 8, the agreement or other instrument evidencing the grant of such Awards, which may, but need not, be executed or acknowledged by a Participant.

                  Stock Unit Award: An award granted under Section 8.


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                  Subsidiary: A subsidiary of SunAmerica Inc. within the meaning of Section 425(f) of the Code.

                  Substitute Award: An Option or Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or with which the Company combines.

                  Tax Date: The date on which taxes of any kind are required by law to be withheld with respect to shares of Stock subject to an Option or Award.

                  Total Return to Shareholders: The quotient, expressed as a percentage of (a) the amount by which the Ending Market Value of Stock exceeds its Beginning Market Value divided by (b) the Beginning Market Value.

                  Weighted Average Shares: The weighted average number of shares of Stock outstanding during the Performance Period, computed in the manner used to determine primary earnings per common share in the Company's financial statements.

         SECTION 3. Administration. (a) The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board, to grant to eligible persons Restricted Stock Awards, Stock Unit Awards, Options and Limited Stock Appreciation Rights pursuant to the provisions of the Plan, to fix the exercise price and other terms of Options, to fix the terms of any Restricted Stock Award or Stock Unit Award in a manner consistent with the terms of Section 7 or 8, to prescribe, amend and rescind rules and regulations, if any, relating to the Plan, to interpret the provisions of the Plan, Stock Restriction Agreements and Option Agreements issued under the Plan, to amend such Option Agreements and Stock Restriction Agreements from time to time subject to the provisions of the Plan, and to supervise the administration of the Plan. No member of the Committee shall be eligible to receive Awards or Options.

         (b) All decisions made by the Committee pursuant to the provisions of the Plan and related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees and optionees.

         (c) Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with any claim, action, suit or proceeding to which he or she may be a party by reason of any action taken or any failure to act under the Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or


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Bylaws, or as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         SECTION 4. Shares Subject to the Plan. (a) The shares of Stock to be delivered upon exercise of Options granted under the Plan or pursuant to Awards may be made available from the authorized but unissued shares of the Company.

         (b) Subject to adjustments made pursuant to the provisions of Section 4(c), the aggregate number of shares of Stock to be delivered pursuant to Awards and upon exercise of all Options which may be granted under the Plan shall not exceed 7,500,000 shares of Stock composed of 1,841,950 shares of Stock remaining available for grant under the Company's 1988 Employee Stock Plan (the "1988 Plan") plus 5,658,050 additional shares. If an Option or Award granted under the Plan or the 1988 Plan shall expire or terminate for any reason, or if an Award granted under either Plan is forfeited, the shares subject to but not delivered under such Option or forfeited Award shall be available for other Awards or Options and associated Limited Stock Appreciation Rights granted to the same Participant or other Participants. In the event that any Option or other Award granted hereunder is exercised through the delivery of shares of Stock, or in the event that the holder's tax liability arising out of such Option or Award is satisfied by the withholding of shares of Stock by the Company, the number of shares available for Options and Awards under the Plan shall be increased by the number of shares so surrendered or withheld. Notwithstanding the foregoing and subject to adjustment as provided in paragraph (c) below, the number of shares in respect of which Options, Limited Stock Appreciation Rights and Awards of Restricted Stock and Stock Units may be granted under the Plan to any Participant in any year shall not exceed 450,000.

         (c) In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available to Participants under this Plan, then the Committee shall, in its sole discretion, subject to approval by the Board, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Limited Stock Appreciation Rights under the Plan, (2) the number and kind of shares subject to outstanding Options, Awards and Limited Stock Appreciation Rights, and (3) the option price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a Participant, including to reflect such an event occurring prior to an Award, the grant of which was intentionally deferred in anticipation of such event; provided, however, that the number of shares subject to any Option or Award shall always be a whole number.


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         SECTION 5. Eligibility and Extent of Participation. (a) The persons eligible to receive Awards, Options and associated Limited Stock Appreciation Rights under the Plan shall consist of key employees of the Company and other individuals who, in the Committee's judgment, can make substantial contributions to the Company's long-term profitability and value.

         (b) Subject to the limitations of the Plan, the Committee shall, after such consultation with and consideration of the recommendations of management as the Committee considers desirable, select from eligible persons those Participants to be granted Options and Awards and determine the time when each Option and Award shall be granted, the number of shares of Stock subject to each Option and Award and whether Limited Stock Appreciation Rights should be granted in connection with such Option, the number of shares of Stock for each Award and the restrictions associated with such Option or Award. Both Options and Awards may be granted to the same Participant.

         SECTION 6. Grants of Options and Limited Stock Appreciation Rights.

         (a) Grant of Options. Options to purchase shares of Stock may be granted to Participants by the Committee from time to time at its sole discretion, provided that grants of Performance Options shall generally be made at the beginning of a Performance Period but may, in the Committee's discretion, be made from time to time during the term of a Performance Period. Each Option shall be evidenced by an Option Agreement which shall contain such terms and conditions as may be approved by the Committee. The Committee in its sole discretion may determine the conditions, if any, upon which the Option will become exercisable, including without limitation whether any Performance Option shall be subject to a Lapsing Formula. Neither the execution of any Option Agreement nor the granting of any Option evidenced thereby shall constitute or be evidence of any agreement or other understanding, express or implied, on the part of the Company or any Subsidiary to employ an individual for any specific period.


         (b) Performance Options. Each Performance Option shall be subject to Performance Objectives which may be achieved by the Company during the Performance Period with respect to which the grant is made. At the discretion of the Committee, a Performance Option may be subject to a Lapsing Formula. The Committee shall establish the Performance Objectives and the Lapsing Formula, if any, prior to the beginning of each Performance Period. Once established, Performance Objectives and Lapsing Formulas may not be changed, adjusted or amended during the term of a Performance Period or thereafter, except as provided below. The Option Agreement with respect to any Performance Options shall specify the Lapsing Formula, if any, the Performance Period and the Performance Objectives. After the close of, and, if appropriate, during the term of, each Performance Period, and at appropriate times based on the Lapsing Formula, if any, the Committee shall


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determine whether the Performance Objectives have been satisfied with respect to a portion or all of the shares of Stock covered by the Performance Option. The Committee may make adjustments or modifications, and its determination thereof shall be conclusive, in the Lapsing Formula, Performance Objectives or Performance Period to give effect to the intent of this Plan in connection with any event affecting the performance criteria established as the Performance Objectives, including without limitation, any reorganization, recapitalization, merger, consolidation, offering of additional shares of Stock or other changes in the Company's shareholders' equity by means other than earnings, or any similar event. No such adjustment shall be made if it would reduce the benefits otherwise accruing to existing Participants under the Plan.

         (c) Grant of Limited Stock Appreciation Rights in the Event of Change of Ownership. If deemed by the Committee to be in the best interests of the Company, any Option granted on or after the effective date of the Plan may include a Limited Stock Appreciation Right at the time of grant of the Option; also, the Committee may grant a Limited Stock Appreciation Right with respect to any unexercised Option at any time after granting such Option prior to the end of its term, provided such Option was granted after the effective date of the Plan. Such Limited Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, provided that:

                  (1) A Limited Stock Appreciation Right shall be exercisable only during the 91 day period specified in the last sentence of Section 9(a); and

                  (2) A Limited Stock Appreciation Right shall, upon its exercise, entitle the optionee to whom such Limited Stock Appreciation Right was granted to receive an amount of cash equal to the amount by which the "Offer Price per Share" (as such term is hereinafter defined) shall exceed the exercise price of the associated Option, multiplied by the number of shares of Stock with respect to which such Limited Stock Appreciation Right was exercised. Upon the exercise of a Limited Stock Appreciation Right, any associated Option shall cease to be exercisable to the extent of the shares of Stock with respect to which such Limited Stock Appreciation Right was exercised. Upon the exercise or termination of an associated Option, any related Limited Stock Appreciation Right shall terminate to the extent of the shares of Stock with respect to which such associated Option was exercised or terminated.

         The term "Offer Price per Share" as used in this Section 6(c) shall mean with respect to a Limited Stock Appreciation Right the higher of (i) the fair market value per share of Stock on the date of exercise of such Limited Stock Appreciation Right or (ii) the highest price per share for Stock paid or to be paid in the transaction, if any, giving rise to the event specified in clauses (1) or (2) (as the case may be) of Section 9(a) which triggered the exercisability of such Limited Stock Appreciation Right. For purposes of clause
(ii) above, any securities or property which are part of the consideration paid or to be paid in such transactions shall be valued in determining the


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Offer Price per Share at the highest of (A) the valuation placed on such securities or property by the company, person or other entity engaging in such transaction, or (B) the valuation placed on such securities or property by the Committee.

         (d) Option Price. The price at which each share of Stock may be purchased upon exercise of a particular Option shall be as specified by the Committee, in its sole discretion, at the time such Option is granted and, except in the case of Substitute Awards and except in connection with an adjustment provided for in Section 4(c), shall not be less than 100% of the fair market value of a share of Stock at the time such Option is granted.

         (e) Exercise.

                  (1) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Option Agreement or thereafter; provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years from the date of such grant. Subject to the foregoing, each Option Agreement shall specify the effect thereon of the death, retirement or other termination of employment of the optionee. In addition, the Committee may impose such other conditions with respect to the exercise of Options, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

                  (2) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor, or adequate provision for such payment, is received by the Company. Such payment may be made in cash, or its equivalent, or by exchanging shares of Stock owned by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such option price. No optionee or the legal representative, legatee or distributee of an optionee shall be deemed to be a holder of any shares subject to any Option prior to the issuance of such shares upon exercise of such Option.

         (f) Transferability of Options. Except as may otherwise be provided in any Option Agreement at the time of grant or at any time thereafter, an Option granted under the Plan, and any related Limited Stock Appreciation Right, may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the person to whom granted, may be exercised only by such person.

         SECTION 7. Awards. (a) Grant of Restricted Stock Awards.


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                  (1) Selection of Participants. Subject to the terms of this
         Plan, the Committee shall select those eligible individuals to whom Awards shall be granted for each Performance Period. Awards shall generally be made at the beginning of a Performance Period but may, in the Committee's discretion, be made from time to time during the term of a Performance Period.

                  (2) Award of Shares. The Committee shall determine the number of shares of Stock covered by each Award. After the close of, and if appropriate, during the term of, each Performance Period, and at appropriate times based on the Lapsing Formula, if any, the Committee shall determine whether the restrictions set forth in Section 7(e) hereof or any Stock Restriction Agreement shall lapse with respect to a portion or all of the shares covered by an Award.

                  (3) Form of Instrument. Each Award shall be made pursuant to a Stock Restriction Agreement in a form prescribed by the Committee. Such instrument shall specify the Lapsing formula, if any, the Performance Period and the Performance Objectives.

         (b) Lapsing Formula and Performance Objectives. The Committee shall establish the Lapsing Formula, if any, and the Performance Objectives prior to the beginning of each Performance Period.

         (c) Rights with Respect to Shares. Subject to Section 7(d), each Participant to whom an Award has been made shall have absolute ownership of such shares including the right to vote the same and to receive dividends and other distributions thereon, subject, however, to the terms, conditions and restrictions described in this Plan and in the Stock Restriction Agreement.

         (d) Escrow. Shares of Stock issued pursuant to an Award shall be held in the Company until such time as the Committee shall have determined that the restrictions applicable to such Award shall have lapsed or until the shares subject to such Award are forfeited pursuant to the Plan or the applicable Stock Restriction Agreement.

         (e) Restrictions Applicable to Awards. Unless otherwise specified in the applicable Stock Restriction Agreement and subject to such additional terms, conditions and restrictions as may be determined by the Committee and specified in the applicable Stock Restriction Agreement, until the restrictions set forth in this Section 7(e) shall lapse pursuant to Section 7(f), shares of Stock awarded to a Participant pursuant to an Award:

                  (1) shall not be sold, assigned, transferred, pledged, hypothecated or disposed of, and

                  (2) shall be forfeited and returned to the Company, and all rights of the Participant to such shares shall terminate without any payment of consideration


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         by the Company, if the Participant's continuous employment with or other service to the Company upon which an Award is based shall terminate with or without cause or as a result of any event or for any other reason.

         (f) Lapse of Restrictions.

                  (1) Lapse of Restrictions Due to Achievement of Performance Objectives. As soon as practicable after the close of each Performance Period or prior thereto, if the Committee in its discretion deems it appropriate, the Committee shall determine whether the Performance Objectives established for such Performance Period have been achieved.

                  (2) Lapse of Restrictions Based on Lapsing Formula. As to any shares covered by an Award subject to a Lapsing Formula to which the restrictions imposed on such Award have not lapsed pursuant to paragraph (1) of this Section 7(f), such restrictions shall lapse in accordance with the Lapsing Formula for such Award.

         (g) Restrictive Legends. Certificates for shares of Stock delivered pursuant to Awards shall bear an appropriate legend referring to the terms, conditions and restrictions described in this Plan and in the applicable Stock Restriction Agreement. Any attempt to dispose of any such shares of Stock in contravention of the terms, conditions and restrictions described in this Plan or in the applicable Stock Restriction Agreement shall be ineffective. Any shares of Stock of the Company or other property, including cash, received by a Participant as a dividend or as a result of any stock split, combination, exchange of shares, reorganization, merger, consolidation or similar event with respect to shares of Stock received pursuant to an Award shall have the same status and bear the same legend and be held in escrow pursuant to Section 7(d) as the shares received pursuant to the Award unless otherwise determined by the Committee at the time of such event.


         (h) Designation of Beneficiaries. A Participant may designate a beneficiary or beneficiaries to receive such Participant's Stock hereunder in the event of such Participant's death, and may, at any time and from time to time, change any such beneficiary designation. All beneficiary designations and changes therein shall be in writing and shall be effective only if and when delivered to the Committee during the lifetime of the Participant.

         (i) Adjustments to Lapsing Formula, Performance Period and Performance Objectives. The Committee may make adjustments or modifications, and its determination thereof shall be conclusive, in the Lapsing Formula, Performance Objectives or Performance Period to give effect to the intent of this Plan in connection with any event affecting the performance criteria established as the Performance Objectives, including without limitation, any reorganization, recapitalization, merger,


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consolidation, offering of additional shares of Stock or other changes in the company's shareholder's equity by means other than earnings, or any similar event. No such adjustment shall be made if it would reduce the benefits otherwise accruing to existing Participants under the Plan.

         SECTION 8. Stock Unit Awards. (a) Grant of Stock Unit Awards. In addition to granting Options, Limited Stock Appreciation Rights and Awards of Restricted Shares under Section 7, the Committee shall have authority to grant to Participants Stock Unit Awards which can be in the form of Stock or units, the value of which is based, in whole or in part, on the value of Stock. Subject to the provisions of the Plan, including Section 8(b) below, Stock Unit Awards shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules (all of which are sometimes hereinafter collectively referred to as "rules") as the Committee may determine in its sole discretion, all such rules applicable to a particular Stock Unit Award to be reflected in writing and furnished to the Participant at the time of grant. The rules need not be identical for each Stock Unit Award.

         (b) Rules. Unless otherwise specified in the applicable Stock Restriction Agreement, a Stock Unit Award shall be subject to the following rules:

                  (1) Any shares of Stock which are part of a Stock Unit Award may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of the Award.

                  (2) Stock Unit Awards may provide for the payment of cash consideration by the person to whom such Award is granted or provide that the Award, and Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration.

                  (3) Stock Unit Awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant.

                  (4) Stock Unit Awards may provide for deferred payment schedules, vesting over a specified period of employment, the payment (on a current or deferred basis) of dividend equivalent amounts, with respect to the number of shares of Stock covered by the Award, and elections by the employee to defer the payment of the Award or the lifting of restrictions on the Award, if any.

                  (5) In such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restrictions or limitation to which a Stock Unit Award was made subject at the time of grant.


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         SECTION 9. Change of Ownership; Termination of Employment. (a)
Notwithstanding anything to the contrary in this Plan, unless otherwise specifically determined by the Committee at the time of grant, all Options theretofore granted and not fully exercisable shall become exercisable in full, the restrictions on all outstanding Awards shall lapse and the Performance Objectives with respect to any Award shall be deemed to have been satisfied upon the occurrence of a Change of Ownership. A "Change of Ownership" shall be deemed to have occurred if either (1) individuals who, as of the effective date of this Plan, constitute the Board of Directors of the Company (the "Board of Directors" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the directors constituting the Board of Directors, provided that any person becoming a director subsequent to the effective date on this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters (3/4) of the then directors who are members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is
(A) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d) of the Securities Exchange Act or 1934, as amended (the "Act"), of beneficial ownership, directly or indirectly, of 20% or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company (unless such acquisition of beneficial ownership was approved by a majority of the Board of Directors who are members of the Incumbent Board), or (B) in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, or (2) the Board of Directors (a majority of which shall consist of directors who are members of the Incumbent Board) has determined that a Change of Ownership triggering the exercisability of Options and the lapse of restrictions on Awards as described in this Section 9 shall have occurred. Options which become fully exercisable by reason of events specified in clauses (1) or (2) shall remain exercisable for 90 days following the date on which they become so exercisable, after which they will revert to being exercisable in accordance with their original terms; provided, however, that no Option which has previously been exercised or has expired or otherwise terminated shall become exercisable by virtue of this Section nor shall this Section permit exercise of any Option during the portion, if any, of such 90 day period which follows the termination or expiration of any such Option.

         (b) For purposes of this Plan and any Option or Award hereunder, termination of employment shall not be deemed to occur upon the transfer of any optionee from the employ of the Company to the employ of any Subsidiary or affiliate. For purposes of this Plan, "affiliate" means (1) any entity 50% or more of the voting interest in which is owned, directly or indirectly, by an entity which owns, directly or indirectly, 50% or more of the voting interest in the Company and (2) any entity which owns, directly or indirectly, 50% or more of the voting interest in the Company.


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
         SECTION 10. Delivery of Shares. No shares of Stock shall be delivered pursuant to an Award or any exercise of an Option until the requirements of such laws and regulations as may be deemed by the Committee to be applicable thereto are satisfied.

         SECTION 11. Withholding of Taxes. (a) As a condition to the making of an Award, to the lapse of the restrictions pertaining to an Award, or to the delivery of shares in connection with the exercise of an Option, the Company may require the Participant to pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such shares of Stock.

         (b) Financing. If requested by a Participant who exercises an Option or who has received Stock pursuant to an Award, the Committee may in its discretion provide financing to the Participant in a principal amount sufficient for the purchase of shares of Stock pursuant to such Option exercise and to pay the amount of taxes required by law to be withheld with respect to such Option exercise or such receipt of shares of Stock. Any such loan shall be subject to all legal requirements, and restrictions pertinent thereto, including if applicable, Regulation G promulgated by the Federal Reserve Board. The grant of an Option or Award shall in no way obligate the Company or the Committee to provide any financing whatsoever upon the lapse of restrictions on shares or the exercise of such Option.


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
         (c) Withholding of Shares.

                  (1) If requested by a Participant who acquires shares of Stock upon the exercise of an Option or who has received shares of Stock pursuant to an Award with respect to which the restrictions shall have lapsed, the Committee may in its discretion permit the Participant to satisfy any tax withholding obligations, in whole or in part, by having the Company withhold a portion of such shares with a value equal to the amount of taxes required by law to be withheld.

                  (2) Requests by a Participant to have shares of Stock withheld shall be (a) made prior to the Tax Date and (b) irrevocable.

         (d) Dividend Equivalents. In the sole discretion of the Committee, an Option or Award may provide the Participant with dividends or dividend equivalents, payable in cash, shares of Stock, other securities or other property, on a current or deferred basis.

         SECTION 12. Amendments, Suspension or Discontinuance. The Board of Directors may amend, suspend, or discontinue the Plan. Notwithstanding the foregoing, provided that no such amendment, suspension or discontinuation shall be made without shareholder approval if the Board determines that such approval is necessary or desirable to comply with any tax or regulatory requirement with which the Board deems it necessary or desirable for the Plan to comply.

         SECTION 13. Term of Plan. The Plan shall become effective on the date it is approved and adopted by the Board, subject to its subsequent approval by shareholders of the Company. No Option or Award shall be granted under the Plan after the date that is 15 years after the date on which the Plan is approved by the Company's shareholders or after such earlier date as the Committee may decide, in its sole discretion.


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